EXHIBIT 23.3


June 7, 1996



To the Board of Directors of
   Strawbridge & Clothier

We consent to (i) the attachment of our fairness opinion letter as an Annex to the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4 for Strawbridge & Clothier and (ii) use of our firm's name and description of our fairness opinion and analysis prepared in connection with the sale by Strawbridge & Clothier of the Clover Assets to Kimco Realty, under the headings "Summary" and "The Asset Sales and Liquidation Transactions" in the Proxy Statement/Prospectus which is part of this Registration Statement.

Sincerely.



Kevin P. Collins
Managing Director
Houlihan, Lokey, Howard & Zukin, Inc.



KPC:jps